UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February20, 2007

LitFunding Corp.
(Exact name of registrant as specified in charter)

Nevada	000-49679	93-1221399
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

6375 S. Pecos Road, Suite 217 Las Vegas, Nevada 89120
(Address of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code: (702) 898-8388

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 17, 2006, the Registrant executed a binding Letter Agreement whereby LitFunding Corp would acquire 100 percent of the capital stock of CardMart Plus (“CardMart”) in exchange for newly issued shares of LitFunding. CardMart was to acquire additional shares of LitFunding directly from Morton Reed, effectively transferring control of the Registrant to CardMart. Also, CardMart was obligated to fund $300,000 in cash to Easy Money Express, a subsidiary of the Registrant.

Due to circumstances beyond the control of the Parties an indefinite extension of time would be necessary to complete the intended merger transaction between the companies. Specifically, CardMart’s audit and other requirements could not be completed in a timely manner. Further complicating matters, in January of 2007, CardMart learned that its primary debit card processor had collapsed and will have to be replaced. The time frame for finalizing negotiations the new debit card processor was unknown. Therefore, the parties have mutually agreed to withdraw from the proposed merger. On February 20, 2007, the Registrant gave written notification to CardMart that the merger transaction contemplated by the Letter Agreement of November 17, 2006, had been terminated without further force or effect. A copy of the termination letter to CardMart Plus USA is attached hereto as Exhibit 10.1.

Item 9.01	Exhibits.

10.1	Termination Letter from the Registrant to CardMart Plus, dated February 20, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

LitFunding Corp., a Nevada corporation

Date: February 23, 2007	By:	/s/ Morton Reed
Name: Morton Reed
Title: Chief Executive Officer

2